Exhibit 15


August 13, 2003

IDACORP, Inc.
Boise, Idaho

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, as indicated in our reports dated May 6, 2003, and August 6, 2003, respectively; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, are being incorporated by reference in IDACORP, Inc.'s Post-Effective Amendment No. 1 to Registration Statement No. 333-103917 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP